Daktronics Announces a Semi-annual Cash Dividend per Share

Brookings, S.D. - May 29, 2013 - Daktronics, Inc. (NASDAQ - DAKT) today announced that its Board of Directors approved a regular semi-annual cash dividend of $0.12 per share.

“Given our cash and marketable securities position of $65 million at the end of FY2013 and our confidence in our ability to continue to generate free cash flow from the business over the long-term, the Board has approved the payment of the semi-annual dividend and has increased the semi-annual dividend to $0.12 up from $0.115 last year.” said Jim Morgan, president and chief executive officer.

The semi-annual dividend will be payable on June 14, 2013, to shareholders of record as of the close of business on June 3, 2013. While the company intends to pay regular semi-annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

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